Exhibit 99.1

Tejon Ranch Co. Announces Final results of Rights Offering

TEJON RANCH, California, June 18, 2010 – Tejon Ranch Co. (NYSE-TRC) today announced the final results of its rights offering. A total of 2,608,735 shares of common stock are being issued pursuant to the rights offering. A total of 19,725,641 shares of common stock will be outstanding once all new shares have been delivered.

The subscription agent, Bank of New York-Mellon, has informed the Company that of the 2,608,735 shares of common stock to be issued, 1,919,875 are being issued pursuant to the basic subscription privilege and 688,860 are being issued through the over-subscription privilege. There were approximately 5 million over-subscription requests. Stockholders who participated in the over-subscription will receive a number of shares based on a proration allocation. BNY-Mellon is currently completing the calculation for the number of shares to be issued to individual stockholders. The Company has been advised by BNY-Mellon that monies for unfulfilled over-subscription requests will be returned in accordance with the terms set out in the prospectus.

About Tejon Ranch Co.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements contained above regarding the proposed rights offering, and other statements that are not historical facts. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that the rights offering may be cancelled before it closes. For a discussion of further risks and uncertainties related to Tejon’s business, please refer to our public company reports and the Risk Factors enumerated therein, including our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports, filed with the SEC. Tejon undertakes no duty to update any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statements are based.